UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015 (March 6, 2015)

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

DaVita Bay Breeze

On March 6, 2015, following the completion of its due diligence review of a DaVita Dialysis Center located in Largo, Florida (“DaVita Bay Breeze”), American Realty Capital Healthcare Trust III, Inc. (the “Company”) assumed the obligations of its sponsor, American Realty Capital VII, LLC (the “Sponsor”), to acquire DaVita Bay Breeze from R.H.C. Investments II, Inc. (the “Seller”) under the purchase and sale agreement, having an effective date of March 2, 2015, between the Sponsor and the Seller. Pursuant to the terms of the purchase and sale agreement, the Sponsor’s obligation to close the acquisition was subject to the satisfactory completion of a due diligence review of DaVita Bay Breeze, among other customary conditions. The purchase and sale agreement contains customary representations and warranties by the Seller.

The description of DaVita Bay Breeze set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 6, 2015, the Company acquired the fee simple interest in DaVita Bay Breeze for a contract purchase price of $1.7 million, exclusive of closing costs. The Seller has no material relationship with the Company or any of its affiliates, or any director or officer of the Company or any associate of any such director or officer.

The Company funded the acquisition of DaVita Bay Breeze with proceeds from its ongoing initial public offering of common stock. At closing, the Company paid an acquisition fee of approximately $25,000 to the Company’s advisor, American Realty Capital Healthcare III Advisors, LLC.

The property contains 7,247 rentable square feet and is 100% leased to Total Renal Care, Inc., a subsidiary of DaVita HealthCare Partners Inc. (NYSE: DVA). The lease is net whereby the tenant is required to pay most operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 15-year term that commenced in June 2012 and expires in June 2027, with three five-year renewal options, and contains annual rental escalations equal to 2.0% during the initial term of the lease. Annualized straight-line rental income for the initial term is $0.1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: March 10, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer